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EXHIBIT 12.1

FEDEX CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Nine Months Ended February 28,		Year Ended May 31,
	2003	2002	2002	2001	2000	1999	1998
Earnings:
Income before income taxes	$887	$789	$1,160	$927	$1,138	$1,061	$900
Add back:
Interest expense, net of capitalized interest	94	113	143	155	121	111	136
Amortization of debt issuance costs	3	3	4	2	1	9	1
Portion of rent expense representative of interest factor	539	535	710	667	625	571	508

Earnings as adjusted	$1,523	$1,440	$2,017	$1,751	$1,885	$1,752	$1,545

Fixed Charges:
Interest expense, net of capitalized interest	$94	$113	$143	$155	$121	$111	$136
Capitalized interest	13	23	27	27	35	39	33
Amortization of debt issuance costs	3	3	4	2	1	9	1
Portion of rent expense representative of interest factor	539	535	710	667	625	571	508

	$649	$674	$884	$851	$782	$730	$678

Ratio of Earnings to Fixed Charges	2.3	2.1	2.3	2.1	2.4	2.4	2.3

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  EXHIBIT 12.1